Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2019, except for Note 31 to the consolidated financial statements, as to which the date is May 10, 2019, relating to the updated financial statements and the effectiveness of internal control over financial reporting, which appear in Enbridge Inc.’s Current Report on Form 8-K dated May 10, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada

August 14, 2019